Exhibit 3.3

AMERICAN REALTY CAPITAL HEALTHCARE TRUST II, INC.
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of American Realty Capital Healthcare Trust II, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Article I in its entirety and substituting in lieu thereof a new article to read as follows:

ARTICLE I.

NAME

The name of the Company is Healthcare Trust, Inc. So far as may be practicable, the business of the Company shall be conducted and transacted under that name. Under circumstances in which the Board determines that the use of the name “Healthcare Trust, Inc.” is not practicable, it may use any other designation or name for the Company.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 10th day of August, 2015.

ATTEST:                    AMERICAN REALTY CAPITAL HEALTHCARE
TRUST II, INC.

___/s/ Edward F. Lange, Jr._______        By: _/s/ Thomas P. D’Arcy____________ (SEAL)
Name: Edward F. Lange, Jr.             Name: Thomas P. D’Arcy
Title: Chief Financial Officer             Title: Chief Executive Officer